Exhibit (a)(1)(G)

ORBOTECH LTD.

Form of e-mail regarding Confirmation of Receipt of Notice of Election

Dear Orbotech Employee,

The Company acknowledges receipt of your Notice of Election to participate in the Exchange Offer, subject to the terms and conditions of the documents that make up the Exchange Offer, including the ‘Offer to Exchange,’ dated November 4, 2010 (the “Offer to Exchange”). By submitting this Notice of Election you are invalidating any Notices of Election that you may have previously submitted.

You have now validly tendered for exchange the following Eligible Options:

Grant Number	Grant Date	Exercise Price
2000 -	/ /	$
2000 -	/ /	$
2000 -	/ /	$

If you change your mind, you may alter your election with respect to some or all of your Eligible Options by submitting a new Notice of Election or a Notice of Withdrawal before 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the Offer to Exchange and other materials in the Tender Offer Statement on Schedule TO filed by the Company with the United States Securities and Exchange Commission, which can be accessed at www.sec.gov.

Please note that the receipt by the Company of your Notice of Election is not in and of itself an acceptance of your Eligible Options for exchange. You will be bound by the last properly submitted Notice of Election or Notice of Withdrawal (as the case may be) that Orbotech receives before the expiration date of the Exchange Offer, which is 4:00 p.m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended).

Grants of New Options will be made on the first trading day following the expiration date of the Exchange Offer, provided you are still employed by the Company on the date that the Offer to Exchange expires and that you have not, as of that date, given or received notice of termination of your employment.

This notice does not constitute the Offer to Exchange. You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange, dated November 4, 2010, that Orbotech Ltd. has filed with the United States Securities and Exchange Commission (the “SEC”) because they contain important information about the option exchange program. You can access these documents at the SEC’s website at www.sec.gov. Neither Orbotech Ltd. nor our Board of Directors is making any recommendation as to whether or not you should participate in the option exchange program. You must make your own decision as to whether or not to participate; and the Company strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.

Regards,

Michael Havin, Advocate

Corporate Secretary

Orbotech Ltd.

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